Oct. 23, 2019 Immediately Kelley Murphy; kmurphy@lilly.com; (317) 701-4007 (Media) Kevin Hern; hern_kevin_r@lilly.com; (317) 277-1838 (Investors) Enrique Conterno, Senior Vice President and President of Lilly Diabetes and Lilly USA, to Retire at End of Year; Mike Mason to Succeed Conterno INDIANAPOLIS, October 23, 2019 - Eli Lilly and Company (NYSE: LLY) announced today that Enrique Conterno, senior vice president of Lilly and president of Lilly Diabetes and Lilly USA, will retire at the end of the year after 27 years of service with the company. Mike Mason, who currently serves as senior vice president, connected care & insulins, will succeed Conterno. Mason’s new title will be senior vice president of Lilly and president of Lilly Diabetes. He will report to Ricks and join Lilly’s executive committee. “Mike and Enrique have partnered closely together over the last six years, and Mike has been a significant part of Lilly’s work to grow our portfolio of medicines and renew our commitment to the diabetes community,” said David A. Ricks, Lilly chairman and CEO. “Mike is a 30-year Lilly veteran with deep experience across the company, including significant expertise in our diabetes business. He started his career as an engineer making insulin, led our U.S. diabetes and neuroscience commercial groups, served as general manager of Lilly Canada and led the successful U.S. launches of Jardiance and Trulicity.” Mason oversees Lilly’s connected care business, which leverages technology to enhance insulin delivery and improve the user experience. He also has led the company’s efforts to improve insulin affordability, including the creation of the Lilly Diabetes Solution Center, to support people in need of less expensive alternatives to their insulin. This work will continue under Mason’s leadership. Mason will assume his new role Jan. 1, 2020, following Conterno’s retirement.

“Enrique has had a remarkable career, making significant contributions in every role he’s had at Lilly,” said Ricks. “In 2009, he took the helm of Lilly Diabetes and reestablished us as a leader in diabetes care with the broadest and fastest growing portfolio of medicines in the industry. He is a friend and trusted advisor to so many of us at the company. His energy, optimism and thirst for excellence will be missed.” A native of Peru, Conterno first came to the United States to attend school on a swimming scholarship. After graduating with a bachelor’s degree in mechanical engineering from Case Western Reserve University, he went on to earn a master’s degree in business administration from Duke University. He joined Lilly in 1992, spending the next two decades working across sales, marketing, finance, business development and general management before being named to lead Lilly Diabetes. About Eli Lilly and Company Lilly is a global healthcare leader that unites caring with discovery to create medicines that make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and newsroom.lilly.com/social-channels. C-LLY This press release contains forward-looking statements about leadership changes and reflects Lilly's current beliefs. There are risks and uncertainties related to leadership changes. For discussion of important risks and uncertainties, please see Lilly's latest Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements. # # # 2